Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 16, 2008 relating to the combined financial statements of the BGC Division (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the merger of entities under common control and (2) the adoption of Statement of Financial Accounting Standard No. 123R, Share-Based Payment) appearing in the Prospectus. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

New York, New York

April 16, 2008